STOCK PURCHASE AGREEMENT

DATE:             October 2, 1998

PARTIES:          Zomax Optical Media, Inc.                   (the "Purchaser")
                  5353 Nathan Lane
                  Minneapolis, MN  55442

                  Chumbo Holdings Corporation                   (the "Company")
                  123 North Third Street
                  Suite 800
                  Minneapolis, MN  55401

                  Timothy H. Burton                                    "Burton"
                  215 Bank Street
                  Minneapolis, MN  55414

                  Jeffrey Hemenway                                   "Hemenway"
                  13955 North 48th Avenue
                  Plymouth, MN  55446

                  Joseph D. Pupel                                       "Pupel"
                  15005 North 43rd  Avenue
                  Plymouth, MN 55446

                  David L. Prais                                        "Prais"
                  110 1st Avenue NE
                  Suite 1403
                  Minneapolis, MN  55413



RECITALS:

         A. The Company desires to issue and sell 4,310,345 shares of its Common Stock to the Purchaser;

         B. The Purchaser desires to purchase such shares from the Company on the terms and subject to the conditions of this Agreement; and

         C. Burton, Hemenway, Pupel and Prais desire to provide the Purchaser with certain assurances and indemnification as an inducement for the Purchaser to enter into this Agreement.

AGREEMENT:

         The parties hereto, each intending to be legally bound, agree as follows:


                                   ARTICLE 1.

                                   DEFINITIONS

As used in this Agreement and any exhibits hereto, the following words and phrases shall have the meanings set forth below:

         "Articles" shall refer to the Articles of Incorporation of the specified entity or entities.

         "Audited Financials" shall have the meaning ascribed to it in Section 3.9(a) below.

         "Business" shall mean the business of the Company and the Subsidiaries as currently conducted and as proposed to be conducted.

         "Closing" shall have the meaning ascribed to it in Section 2.2 below.

         "Closing Date" shall have the meaning ascribed to it in Section 2.2 below.

         "Code" shall mean the Internal Revenue Code of 1986, as amended.

         "Common Stock" shall mean common stock of the Company with no par value.

         "Company" shall mean Chumbo Holdings Corporation, a Minnesota corporation.

         "Company Shares" shall mean the shares of Common Stock currently held by, or issuable or issued in the future to the Right Holders.

         "Contracts" shall have the meaning ascribed to it in Section 3.15 below.

         "Disputes" shall have the meaning ascribed to it in Section 5.8 below.

         "Environmental Laws" shall mean any federal, state or local law, ordinance or regulation pertaining to the protection of human health or the environment including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. secs. 9601 et seq., Emergency Planning and Right-To-Know Act, 42 U.S.C. secs. 11001 et seq., and the Resource Conservation and Recovery Act, 42 U.S.C. secs. 6901 et seq.

         "Equity Securities" shall mean any securities having voting rights in the election of the Board of Directors of the specified entity or entities or any securities evidencing an ownership interest in such entity, or any securities convertible into or exercisable for any shares of the foregoing, including without limitation, convertible debt securities, and debt securities sold in connection with the sale of capital stock, warrants and options, or any agreement or commitment to issue any of the foregoing.

         "Excess Internet Liability" shall have the meaning ascribed to it in
Section 5.8 below.

         "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

         "Financial Statements" shall have the meaning ascribed to it in Section
3.9 below.

         "Financing Documents" shall mean collectively this Agreement, the Software License Agreement, the Shareholder Agreement, the Registration Rights Agreement, the Purchaser Warrant, and the Shareholder Warrants.

         "GAAP" shall have the meaning ascribed to it in Section 3.9(b) below.

         "Governmental Entity" shall mean any federal, state, local or foreign governmental body, agency, official or authority (including courts, administrative agencies, commissions, self-regulatory agencies or authorities or other governmental authority or instrumentality).

         "Indemnity Agreement" shall mean the Indemnity Agreement in the form attached hereto as Exhibit A among the Company, the Purchaser and the Shareholders.

         "Licensed Rights" shall mean rights of third parties under patents, tradenames, service marks, trademarks, copyrights, trade secrets and all other proprietary rights of such parties, which rights are used by the Company or the Subsidiaries pursuant to licenses granted by such third parties to the Company or the Subsidiaries.

         "Material Adverse Effect" shall mean a material adverse effect, either individually or in the aggregate, on the assets, condition, or prospects of the Company or either of the Subsidiaries, financial or otherwise.

         "Proprietary Rights" shall mean rights under patents, tradenames, service marks, trademarks, copyrights, trade secrets and all other proprietary rights. Proprietary Rights shall not include Licensed Rights.

         "Proposed Employee" shall mean any person not employed by the Company or the Subsidiaries, to whom the Company or the Subsidiaries has an outstanding offer of employment or who has accepted such an offer.

         "Purchaser" shall mean Zomax Optical Media, Inc., a Minnesota corporation.

         "Purchaser Warrant" shall mean a warrant substantially in the form attached hereto as Exhibit B in the name of the Purchaser to purchase 906,350 shares of Common Stock, exercisable over a ten-year period at a per share price of $1.16.

         "Offered Securities" shall have the meaning ascribed to it in Section
6.1 below.

         "Pledged Shares" shall have the meaning ascribed to it in Section 5.8 below.

         "Registration Rights Agreement" shall mean the Registration Rights Agreement in the form attached hereto as Exhibit C among the Company and the Purchaser.

         "Right Holders" shall mean, collectively, the Purchaser, the holder of the Purchaser Warrant, and the Shareholders.

         "Right Notice Date" shall have the meaning ascribed to it in Section
6.1 below.

         "Securities Act" shall mean the Securities Act of 1933, as amended.

         "Seller" shall have the meaning ascribed to it in Section 6.1 below.

         "Shareholder Agreement" shall mean the Shareholder Agreement in the form attached hereto as Exhibit D among the Company, the Purchaser and the Shareholders.

         "Shareholders" shall mean, collectively, Burton, Hemenway, Pupel, and Prais.

         "Shareholder Warrants" shall mean warrants in the form attached hereto as Exhibit E to purchase in the aggregate 97,500 shares of common stock of the Purchaser, issued by the Purchaser to the Shareholders and exercisable over three years at a per share exercise price of $20.00.

         "Shares" shall mean the 4,310,345 shares of Common Stock issued by the Company to the Purchaser pursuant to this Agreement.

         "Software License Agreement" shall mean the Software License Agreement in the form attached hereto as Exhibit F among the Company, the Subsidiaries and the Purchaser pursuant to which the Purchaser will receive a nonexclusive, royalty-free, worldwide, perpetual license to use certain proprietary software owned by the Company and the Subsidiaries.

         "Subsidiaries" shall have the meaning ascribed to it in Section 3.4 below.

         "Unaudited Financials" shall have the meaning ascribed to it in Section 3.9(a) below.

                                   ARTICLE 2.

                         PURCHASE AND SALE OF THE SHARES

         2.1 Issuance and Sale. On the terms herein and as of the date hereof, the Company has issued and sold to the Purchaser, and the Purchaser has purchased from the Company, the Shares at the consideration set forth herein.

         2.2 Closing. The sale and purchase of the Shares (the "Closing") took place on October 2, 1998 (the "Closing Date").

         2.3 Location of Closing. The Closing took place at the offices of Fredrikson & Byron, P.A., Minneapolis, Minnesota.

         2.4 Delivery. At the Closing, the Company delivered to the Purchaser stock certificates registered in the Purchaser's name representing the Shares, against delivery by the Purchaser by wire transfer of same day funds in the amount of Five Million Dollars ($5,000,000).


                                   ARTICLE 3.

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company and the Shareholders, jointly and severally, represent and warrant to, and agree with, the Purchaser that, as of the date hereof and as of the Closing, except as set forth on the Schedule of Exceptions attached hereto as Exhibit 3, which exceptions shall be deemed to be representations, warranties and agreements as if made hereunder:

         3.1 Organization and Standing. The Company and the Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the State of Minnesota and have all requisite corporate power and authority, and all governmental licenses, authorizations, consents and approvals required, to carry on the Business. The Company and the Subsidiaries are duly qualified to transact business and are in good standing in each jurisdiction in which the failure so to qualify would have a Material Adverse Effect.

         3.2      Authorization.

         (a) The Company has all requisite power and authority to execute and deliver, and to consummate the transactions contemplated by the Financing Documents. All corporate action on the part of the Company, its officers, directors and shareholders necessary for the execution and delivery of, and the consummation of the transactions contemplated by, the Financing Documents, the performance of all obligations of the Company under the Financing Documents and the authorization, issuance (or reservation for issuance) and delivery of the Shares being sold hereunder has been taken or will be taken prior to the Closing. The Financing Documents, upon execution and delivery by the Company and assuming the due and proper execution and delivery by the other parties, constitute valid and binding obligations of the Company, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium and other laws of general application affecting the enforcement of creditors' rights, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

         (b) The Shares, when issued in compliance with the provisions of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable and will be free of any liens or encumbrances; provided, however, that the Shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth herein, as may be required by changes in such laws and as contemplated by the Financing Documents.

          (c) No entity has any right of first refusal or any preemptive rights in connection with the issuance of the Shares or any future issuances of securities by the Company, except as set forth in the Financing Documents.

          (d) The outstanding shares of Common Stock are all duly and validly authorized and issued, fully paid and nonassessable, and were issued in compliance with all applicable federal and state securities laws.

         (e) The Common Stock issuable upon exercise of the Purchaser Warrant has been duly and validly reserved for issuance.

         3.3 Capitalization. The Company has 100,000,000 authorized shares, with no par value, consisting of 60,000,000 shares of Common Stock, of which 7,796,552 shares are issued and outstanding, and 40,000,000 undesignated shares. There are reserved for issuance 55,000 shares of Common Stock upon exercise of outstanding options. An additional 1,732,500 shares of Common Stock are reserved for issuance upon exercise of options not yet granted. Other than the Purchaser Warrant, and except as set forth in the preceding sentences of this Section 3.3, there are no outstanding shares of capital stock of the Company or outstanding rights, plans, options, warrants, conversion rights or agreements for the purchase or acquisition from the Company of any shares of its capital stock.

         3.4 Subsidiaries. The Company is the sole shareholder of Point Group Corporation, a Minnesota corporation, and Chumbo.com, Inc., a Minnesota corporation (collectively, the "Subsidiaries"). Other than the shares owned by the Company, there are no outstanding shares of capital stock of either of the Subsidiaries or outstanding rights, plans, options, warrants, conversion rights or agreements for the purchase or acquisition of any shares of capital stock of either of the Subsidiaries. The Company does not own or control, directly or indirectly, any interest in any other corporation, association or other business entity.

         3.5      Consents and Authorizations.

         (a) No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Company is required in connection with the execution, delivery and performance of, and the consummation of the transactions contemplated by the Financing Documents.

         (b) No consent, approval, waiver or other action by any person under any contract, agreement, indenture, lease, instrument or other document to which the Company, or either of the Subsidiaries is a party or by which any of them is bound is required or necessary for the execution, delivery and performance of, or the consummation of the transactions contemplated by, any of the Financing Documents by the Company.

         3.6      Intellectual Property

         (a) (i) The Business does not infringe or conflict with the rights of others, including Proprietary Rights of others; (ii) the Company and the Subsidiaries own or have sufficient rights to all the patents, improvements of patented technology, copyrights, trademarks, tradenames, service marks, licenses and rights with respect to the foregoing necessary for the operation of the Business; and (iii) the Company and the Subsidiaries have the right to bring actions for the infringement of the Proprietary Rights that each of them owns or uses in the Business.

         (b) There are no pending or threatened claims against the Company, the Subsidiaries or any of their employees alleging that the current or proposed conduct of the Business infringes or conflicts with the rights of others under patents, tradenames, service marks, trademarks, copyrights, trade secrets or any other proprietary rights. Neither the Company nor either of the Subsidiaries has received any written or oral notice or warning alleging or reasonably suggesting that it has violated or, by conducting the Business, would violate any of the patents, trademarks, service marks, tradenames, copyrights, trade secrets, license agreements, information or other proprietary rights and processes of any other person or entity.

         (c) There are no agreements, understandings, instruments, contracts, proposed transactions, judgments, orders, writs or decrees with respect to the Proprietary Rights used in the conduct of the Business which may involve (i) obligations (contingent or otherwise) of, or payments to, the Company or the Subsidiaries of any nature whatsoever other than confidentiality and nondisclosure agreements entered into in the ordinary course of business of the Company or the Subsidiaries, (ii) the license of any patent, copyright, trade secret or other proprietary right to or from the Company or the Subsidiaries,
(iii) provisions restricting or affecting the development, manufacture, distribution or other provision of the products or services of the Company or the Subsidiaries, or (iv) indemnification by the Company or the Subsidiaries with respect to infringements of proprietary rights. No royalty, honorarium or fee is payable by the Company or the Subsidiaries to any other party by reason of the ownership or use by any of them of the Proprietary Rights used in the conduct of the Business.

         (d) No third party is infringing on any Proprietary Right used by the Company or the Subsidiaries in the conduct of the Business where such infringement could materially adversely limit the protection afforded by such Proprietary Rights to the present or future development, manufacture, use, sale, license, sublicense, marketing or disposition of products by the Company or the Subsidiaries or prevent the future protection or enforcement of such proprietary right. The licenses relating to each of the Licensed Rights include representations by the licensor to the Company or the Subsidiaries that such licensor has the right to grant such license and that the products licensed do not infringe the rights of any third party; neither the Company nor either of the Subsidiaries has received any information indicating that any such representation is not true and correct.

         (e) The Company and the Subsidiaries have taken all reasonable and appropriate steps to safeguard and maintain the secrecy and confidentiality of, and the proprietary rights in, all Proprietary Rights used in the Business.

         (f) None of the Company, the Subsidiaries, nor any of their respective employees, officers, directors, consultants, independent contractors or service providers is making any unauthorized use of any confidential information of third parties or any confidential information in which any past or present employees, officers, directors, consultants, independent contractors or service providers has claimed a proprietary interest; nor are there any facts that would give rise to such a valid claim. None of the Company's nor the Subsidiaries' employees, officers, directors, consultants, independent contractors or service providers is in violation or would be in violation of any agreement with a former employer or person who retained such person with respect to non-disclosure of Proprietary Rights of such employer or person.

         (g) (i) The execution, delivery and performance of this Agreement and the other Financing Documents and the consummation of the transactions contemplated hereby and thereby will not (A) cause the forfeiture or termination or give rise to a right of forfeiture or termination of any Licensed Right or Proprietary Right used by the Company or the Subsidiaries in the conduct of the Business, or (B) in any way materially impair or materially adversely affect the right of the Company or the Subsidiaries to develop, make, use, sell, license, market or dispose of or to bring any action for infringement of any Licensed Right or Proprietary Right used by the Company or the Subsidiaries in the conduct of the Business.

                  (ii) The development, manufacture, marketing, license, sale, use or disposal of any Proprietary Rights owned or used by the Company or the Subsidiaries does not and would not violate any license or agreement with any third party.

                  (iii) Neither the Company nor either of the Subsidiaries has used any Licensed Right in violation of any license or agreement with any third party.

         (h) The Company has not received any written or other notice or warning of a claim, dispute, controversy, alleged material nonperformance, delay in delivery or other noncompliance by the Company with respect to its obligations with regard to any of the Licensed Rights or under any of the licenses or agreements which are listed or required to be listed on Exhibit 3.15 hereto.

         (i) The Company and the Subsidiaries are not using, nor have any of them developed any derivatives or modifications of, technology relating to consulting agreements to which the Company or either of the Subsidiaries is a party without any required consent of the other party to such consulting agreements.

         (j) Neither the Company nor either of the Subsidiaries has any present or future liability under any agreement to provide indemnification for infringement or misappropriation of any third party Proprietary Rights.

         (k) The Company and the Subsidiaries have not disclosed any trade secrets to any entity or person except for entities and persons who have an obligation to keep such information confidential. The Company will use its best efforts to prevent any violation of such obligations.

         3.7 Litigation. There is no action, suit, proceeding or investigation pending or currently threatened against (i) the Company, the Subsidiaries or any of their respective shareholders, directors, officers, or employees that questions the validity of any of the Financing Documents or the right of the Company to enter into any of them, or to consummate the transactions contemplated thereby, or (ii) the Company, the Subsidiaries or any of their respective shareholders, directors, officers, or employees, that might result in any Material Adverse Effect or any change in the current equity ownership of the Company or the Subsidiaries, nor is there any basis for the foregoing. The foregoing includes, without limitation, actions pending or threatened (or any basis therefor) involving the prior employment of any of the Company's or the Subsidiaries' employees or Proposed Employees, their use in connection with the Business of any information or techniques allegedly proprietary to any of its former employers, or their obligations under any agreements with prior employers. Neither the Company nor either of the Subsidiaries is a party or subject to the provisions of any order, writ, injunction, judgment or decree of any court or government agency or instrumentality. There is no action, suit, proceeding or investigation by the Company or the Subsidiaries currently pending or that they intend to initiate. None of the employees or Proposed Employees of the Company or the Subsidiaries is obligated under any contract (including, without limitation, licenses, covenants or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with the use of his or her best efforts to promote the interests of the Company and the Subsidiaries, or that would conflict with the Business.

         3.8 Compliance with Other Instruments. The Company and the Subsidiaries are not in violation of or default under any provision of their respective Articles or Bylaws or of any instrument, judgment, order, writ, decree or contract to which any of them is a party or by which they or any of their respective properties or assets is bound or of any provision of any federal, state or local statute, rule or regulation applicable to the Company or the Subsidiaries, except where failure to comply with such provisions would not have a Material Adverse Effect. The execution, delivery and performance of and compliance with the Financing Documents and the consummation of the transactions contemplated thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time or the giving of notice, or both, either a default under any such provision or an event which will (a) result in any such violation or default or give rise to any action or claim, (b) be in material conflict with or constitute a default under any such term or provision, or (c) result in the creation of any mortgage, pledge, lien, encumbrance or charge upon any of the properties or assets of the Company or the Subsidiaries pursuant to any such term or provision. There is no material breach or anticipated termination or material breach by the other parties to any material contract or commitment to which the Company or either of the Subsidiaries is a party or to which any of their assets is subject. There are no warranty claims or other uninsured claims against the Company or either of the Subsidiaries under contracts which might involve a material liability which is not reserved against in the Financial Statements.

         3.9      Financial Statements.

         (a) The Company has delivered to the Purchaser true, correct and complete copies of audited financial statements of each of the Subsidiaries (including its balance sheet, statement of operations, statement of cash flows and statement of shareholders' equity), including the notes thereto, at and for the fiscal period ended December 31, 1997 (the "Audited Financials") which have been audited by and contain an unqualified opinion from its independent certified public accountants, as well unaudited financial statements of the Company and each of the Subsidiaries at and for the seven-month period ended July 31, 1998 (the "Unaudited Financials" and, collectively with the Audited Financials, the "Financial Statements"). As of the Closing, neither the Company nor either of the Subsidiaries has prepared, whether in preliminary or final form, any other financial statements as of any date or for any fiscal period ended subsequent to July 31, 1998.

         (b) The Audited Financials are true and correct as of their date and fairly present the financial position and operating results of each of the Subsidiaries at and for the fiscal period ended December 31, 1997, and were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis. The Unaudited Financials are true and correct as of their date and fairly present the financial position and operating results of the Company and each of the Subsidiaries as of and for the fiscal period then ended, and were prepared in accordance with GAAP applied on a consistent basis. The Company maintains a standard system of accounting in accordance with GAAP. The Company's and each of the Subsidiaries' financial reserves, as reflected in the Company's books of account and records, are adequate to cover claims incurred. The Company's and each of the Subsidiaries' respective books of account and records (including without limitation customer order files and employment records) are complete, true and correct.

         (c) Except as set forth on the Financial Statements, neither the Company nor either of the Subsidiaries has any liabilities, contingent or otherwise, other than (i) liabilities incurred in the ordinary course of business subsequent to July 31, 1998, and (ii) obligations under contracts and commitments incurred in the ordinary course of business, and not required under GAAP to be reflected in the Financial Statements or the footnotes thereto, which, in both cases are less than $10,000 individually, or $50,000 in the aggregate, in amount and are not material to the financial condition or operating results of the Company.

         3.10     Changes.  Since July 31, 1998, there has not been:

         (a) any transaction not in the ordinary course of business entered into by the Company or the Subsidiaries other than the transactions contemplated herein;

         (b) any change in the assets, liabilities, financial condition, or operating results of the Company or the Subsidiaries from that reflected in the Financial Statements, except changes in the ordinary course of business which have not been, in the aggregate, materially adverse;

         (c) any damage, destruction or loss, whether or not covered by insurance, adversely affecting the Business or the assets, properties, financial condition, operating results, or prospects of the Company or the Subsidiaries;

         (d) any dividend or distribution declared or paid by the Company on its stock, nor any of its stock redeemed, purchased or otherwise acquired by the Company nor have the Company and the Subsidiaries failed to meet any tax requirements.

         (e) any waiver by the Company or the Subsidiaries of a valuable right or of a material debt owed to any of them;

         (f) any satisfaction or discharge of any lien, claim or encumbrance, or payment of any obligation by the Company or the Subsidiaries, except in the ordinary course of business or which is not material to the Business or the assets, properties, financial condition, operating results, or prospects of the Company or the Subsidiaries;

         (g) any material change or amendment to a contract or arrangement which is listed on Exhibit 3.15 hereto or is required to be listed thereon;

         (h) any change in any compensation arrangement or agreement with any officer, director, or employee of or consultant to the Company or either of the Subsidiaries;

         (i) any change in the contingent obligations of the Company or either of the Subsidiaries by way of guaranty, endorsement, indemnity, warranty or otherwise;

         (j) any loans made by the Company or by either of the Subsidiaries to any of its consultants, independent contractors, service providers, officers and directors other than travel advances and other advances made in the ordinary course of its business; or

         (k) any other event or condition of any character (other than general economic, business or financial market conditions) which is reasonably likely to result in a Material Adverse Effect.

         3.11 Offering. The offer, sale and issuance of the Shares as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and the registration, qualification or compliance requirements of any applicable blue sky or other state securities laws, and neither the Company nor any authorized agent acting on its behalf will take any action that would cause the loss of any such exemption.

         3.12 Employees. No officer or key employee of or key consultant to the Company or either of the Subsidiaries intends to terminate his or her employment or consulting arrangement with the Company or such Subsidiary nor does the Company or such Subsidiary have a present intention to terminate the employment of any of them. Subject to general principles relating to wrongful termination of employees, the employment of each officer and employee of the Company is terminable at will.

         3.13 Taxes. The Company and each of the Subsidiaries has filed all tax returns and reports as required by law. These returns and reports are true and correct in all material respects. The Company and each of the Subsidiaries has paid all taxes and other assessments due, except those contested by it in good faith that are listed in the Schedule of Exceptions. The provision for taxes of the Company as shown in the Financial Statements is adequate for taxes due or accrued as of the date thereof. Neither the Company nor either of the Subsidiaries has made any elections pursuant to the Code (other than elections that relate solely to methods of accounting, depreciation or amortization) that would have a Material Adverse Effect. Neither the Company nor either of the Subsidiaries has had any tax deficiency in excess of $5,000 proposed or assessed against it nor has it executed any waiver of any statute of limitations on the assessment or collection of any tax or governmental charge. None of the Company's nor either of the Subsidiaries' federal income tax returns, state income or franchise tax or sales or use tax returns has ever been audited by governmental authorities, nor has any such audit been threatened. Since the date of the most recent Financial Statements, the Company has made adequate provisions on its books of account for all taxes, assessments and governmental charges with respect to the Business. The Company and each of the Subsidiaries has withheld or collected from each payment made to each of its employees, the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid the same to the proper tax receiving officers or authorized depositories.

         3.14 Title. The Company and each of the Subsidiaries owns and has good and marketable title to its property and assets, free and clear of all liens, mortgages, loans, pledges, charges or encumbrances, except liens for current taxes and such encumbrances and liens that arise in the ordinary course of business and do not materially impair its ownership or use of such property or assets. With respect to leased property and assets, the Company and each of the Subsidiaries is in compliance with leases to which it is a party and holds valid leasehold interests free and clear of any liens, claims or encumbrances. The Company's and each of the Subsidiaries' tangible assets are in good operating condition, subject to ordinary wear and tear and routine maintenance.

         3.15 Material Contracts and Commitments. The Company and the Subsidiaries have satisfied all obligations required to be satisfied by them as of the date hereof pursuant to any and all consulting agreements to which any of the Company or the Subsidiaries is a party. Except for the agreements relating to the Licensed Rights, all of the contracts, mortgages, indentures, agreements, instruments and transactions to which the Company or either of the Subsidiaries is a party or by which it is bound (including purchase orders) that involve obligations of, or payments to, the Company or such Subsidiary in excess of $10,000, and all agreements between the Company or such Subsidiary and its shareholders, officers, directors, consultants and employees, true and correct copies of which have been delivered to counsel for the Purchaser, are set forth on Exhibit 3.15 attached hereto (the "Contracts"). Each of the Contracts and agreements relating to the Licensed Rights is valid, binding and in full force and effect and enforceable by the Company or the Subsidiaries in all material respects in accordance with its respective terms, subject to the effect of applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application including laws relating to or affecting enforcement of creditors' rights and rules or laws concerning equitable remedies. Neither the Company nor either of the Subsidiaries is in default under any of the Contracts or agreements relating to the Licensed Rights, and no other party to any of the Contracts or agreements relating to the Licensed Rights is in default thereunder, except in each case for defaults which do not give rise to a Material Adverse Effect.

         3.16 Outstanding Indebtedness. Neither the Company nor either of the Subsidiaries has any indebtedness for borrowed money which it has directly or indirectly created, incurred, assumed or guaranteed, or with respect to which it has otherwise become liable, directly or indirectly. Neither the Company nor either of the Subsidiaries has any liability or obligation in excess of $10,000, absolute or contingent, which is not shown or provided for in the Financial Statements, except obligations under purchase orders, sales contracts, real property leases, equipment leases or similar obligations incurred in the ordinary course of business and other than contingent liabilities or obligations not required to be shown or provided for in the Financial Statements as required by GAAP, none of which individually or in the aggregate is material.

         3.17 Registration Rights. Other than as granted pursuant to the Registration Rights Agreement, neither the Company nor either of the Subsidiaries has granted or agreed to grant any rights to register (as that term is defined in the Rights Agreement) its securities to any person or entity.

         3.18 Certain Transactions. Other than accrued compensation and reimbursable expenses incurred in the ordinary course of business and consistent with past practices, neither the Company nor either of the Subsidiaries is indebted, directly or indirectly, to any of its officers, directors, or shareholders, or to any of such officers, directors and shareholders' spouses or children, in any amount whatsoever; and none of such officers, directors or shareholders, nor any member of their immediate families, are indebted to the

Company or either of the Subsidiaries or have any direct or indirect ownership interest in any firm or corporation with which the Company or either of the Subsidiaries is affiliated (as that term is defined in the Securities Act) or with which the Company or either of the Subsidiaries has a business relationship. No such officer, director or shareholder, or any member of their immediate families, is, directly or indirectly, interested in any material contract with the Company or either of the Subsidiaries. Neither the Company nor either of the Subsidiaries is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

         3.19 Employee Benefit Plans. Neither the Company nor either of the Subsidiaries has any "employee benefit plan" as defined in the Employee Retirement Income Security Act of 1974, as amended.

         3.20 Voting Agreements. There are no voting trusts or other voting agreements among, or irrevocable proxies granted by, the holders of the Company's or either of the Subsidiaries' outstanding securities.

         3.21 Disclosure. The copies of all instruments, agreements and other documents, and all other statements, information, data and facts which were communicated in writing or orally, provided by the Company to the Purchaser or its counsel are (as of the date of such delivery thereof) and will be (as of the Closing) complete, accurate and correct in all respects and do not omit or fail to state or otherwise provide any information, data or fact necessary to make such documents and statements, when taken together, in light of the circumstances under which they were provided or made, not misleading. No representation or warranty by the Company in this Agreement, or any document or certificate furnished or to be furnished to the Purchasers pursuant hereto or in connection with the transactions contemplated hereby, when taken together, contains or will contain any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements made herein and therein, in the light of the circumstances under which they were made, not misleading. There is no presently existing event, fact or condition (other than general economic, business or financial market conditions) that currently has or could have a Material Adverse Effect.

         3.22 Insurance. The Company and each of the Subsidiaries maintains the insurance policies listed on Exhibit 3 hereto.

         3.23 Environmental and Safety Matters. The Company and each of the Subsidiaries is currently in compliance, and has complied at all times in the past, with all Environmental Laws, except for any noncompliance that could not have a Material Adverse Effect. The Company has made available to the Purchaser copies of all documents concerning any environmental or health or safety matter adversely affecting the Business and copies of any environmental audits or risk assessments, site assessments, documentation regarding off-site disposal of hazardous materials, spill control plans and material correspondence with any Governmental Entity regarding the foregoing.

         3.24 Stockholder Agreements. Except as otherwise contemplated by or disclosed in the Financing Documents, there are no agreements or arrangements between the Company or either of the Subsidiaries and any of its shareholders, or between any of its shareholders, which would adversely affect any shareholder's ability or right to freely alienate, control or vote such shareholder's shares in the Company or either of the Subsidiaries.

         3.25 Financial or Business Plan and Projections. Any projections delivered by the Company to the Purchaser were prepared in good faith. Any such projections were based upon assumptions that were reasonable under the circumstances at the time made.

         3.26 Familial Relationships. There are no familial relationships between and/or among the Company's or either of the Subsidiaries' officers, directors, key employees, key consultants, key advisors (including attorneys, accountants and financial advisors), suppliers, customers or any other party with which the Company or either of the Subsidiaries maintains a material relationship.

         3.27     Finder's Fees, Etc.

         (a) None of the Company, the Shareholders nor the Subsidiaries has retained a finder or broker in connection with the actions contemplated by the Financing Documents, and the Company and the Shareholders agree to indemnify and hold the Purchaser harmless of and from any liability for any commission or compensation in the nature of a finder's fee associated with the actions contemplated by the Financing Documents to any such broker or other person or firm (and the costs and expenses of defending against such liability or asserted liability) for which the Company, or any of its employees or representatives, or the Shareholders are responsible.

         (b) Neither the Company nor any of the Shareholders has entered into any other contract, agreement or other arrangement, whether express or implied, with any prospective purchaser of the Shares or other similar securities of the Company in which it gave such prospective purchaser the right to acquire securities of the Company, and the Company and the Shareholders agree to indemnify and to hold the Purchaser harmless against any liability under, or arising out of, any such contract, agreement or other arrangement (and the costs and expenses of defending against such liability or asserted liability) for which the Company, or any of its employees or representatives, or the Shareholders are responsible.

         3.28 Purchase Entirely for Own Account. The Shareholder Warrants issued to each Shareholder will be acquired for investment for such Shareholder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Shareholders have no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, each of the Shareholders further represents that such Shareholder does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to the Shareholder Warrants.

         3.29 Investment Experience. Each of the Shareholders is experienced in investing in securities and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shareholder Warrants.

         3.30 Restricted Securities. The Shareholders understand that the Shareholder Warrants, and the shares issuable upon exercise of the Shareholder Warrants are characterized as "restricted securities" under the federal securities laws inasmuch as they are being or will be acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. In this regard, each of the Shareholders represents that he is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

         3.31 Legends. It is understood that the Shareholder Warrants may bear legends required by applicable federal and state securities laws.


                                   ARTICLE 4.

                 REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

         The Purchaser represents and warrants to the Company as follows:

         4.1 Organization and Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Minnesota and has all requisite corporate power and authority, and all governmental licenses, authorizations, consents and approvals required, to carry on its business. The Purchaser is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify, individually or in the aggregate, would have a material adverse effect upon its business.

         4.2      Authorization.

         (a) The Purchaser has all requisite power and authority to execute and deliver, and to consummate the transactions contemplated by the Financing Documents. All corporate action on the part of the Purchaser, its officers, directors and shareholders necessary for the execution and delivery of, and the consummation of the transactions contemplated by, the Financing Documents, the performance of all obligations of the Purchaser under the Financing Documents and the authorization, issuance and delivery of the Shareholder Warrants has been taken or will be taken prior to the Closing. The Financing Documents, upon execution and delivery by the Purchaser and assuming the due and proper execution and delivery by the other parties, constitute valid and binding obligations of the Purchaser, enforceable in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, moratorium and other laws of general application affecting the enforcement of creditors' rights, and as limited by laws relating to the availability of a specific performance, injunctive relief, or other equitable remedies.

         (b) The shares of common stock of the Purchaser issuable upon exercise of the Shareholder Warrants have been duly and validly reserved for issuance. Such shares, when issued in compliance with the terms of the Shareholder Warrants, will be duly authorized, validly issued, fully paid and nonassessable; provided, however, that such shares may be subject to restrictions on transfer under state and/or federal securities laws as set forth in the Shareholder Warrants and as may be required by changes in such laws.

         4.3 Offering. Based in part upon the representations and warranties of the Shareholders in Article 3 of this Agreement, the offer, sale and issuance of the Shareholder Warrants as contemplated by this Agreement are exempt from the registration requirements of the Securities Act and the registration, qualification or compliance requirements of any applicable blue sky or other state securities laws.

         4.4 Consents. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority on the part of the Purchaser is required in connection with the execution, delivery and performance of, and the consummation of the transactions contemplated by the Financing Documents.

         4.5 Litigation. Except as set forth on Exhibit 4.5 attached hereto, to the actual knowledge of the Chief Executive Officer of the Purchaser, no suit has been filed against the Purchaser since the date of the Purchaser's last filing with the Securities and Exchange Commission that would materially adversely affect the Purchaser's business.

         4.6 Purchase Entirely for Own Account. The Shares and the Purchaser Warrant will be acquired for investment for the Purchaser's own account not as a nominee or agent, and not with a view to the resale or distribution of any part thereof (except to officers and directors of the Purchaser in accordance with and subject to the provisions of the Securities Act and the rules and regulations promulgated thereunder), and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same (except to officers and directors of the Purchaser in accordance with and subject to the provisions of the Securities Act and the rules and regulations promulgated thereunder). By executing this Agreement, the Purchaser further represents that the Purchaser does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participations to such person or to any third person, with respect to any of the Shares or the Purchaser Warrant (excepting transfers to officers and directors of the Purchaser in accordance with and subject to the provisions of the Securities Act and the rules and regulations promulgated thereunder).

         4.7 Investment Experience. The Purchaser is experienced in investing in securities of development stage companies and acknowledges that it is able to fend for itself, can bear the economic risk of its investment, and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares and the Purchaser Warrant. The Purchaser was not organized for the purpose of acquiring the Shares or the Purchaser Warrant.

         4.8 Accredited Investor. The Purchaser is an "accredited investor" within the meaning of Securities and Exchange Commission ("SEC") Rule 501 of Regulation D, as presently in effect.

         4.9 Restricted Securities. The Purchaser understands that the Shares, the Purchaser Warrant, and the shares issuable upon exercise of the Purchaser Warrant are characterized as "restricted securities" under the federal securities laws inasmuch as they are being or will be acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Act only in certain limited circumstances. In this regard, the Purchaser represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

         4.10 Legends. It is understood that the certificates evidencing the Shares may bear legends required by applicable federal and state securities laws.

         Such legends shall be removed with respect to Securities held for at least two years by a person who has not been an affiliate of the Company (as defined in Rule 144 under the Act) during the three months preceding the request for removal of such legend. The foregoing legend removal requirement is based on Rule 144(k) under the Act as currently in force, and assumes that such Rule (or a successor thereto) in substantially its current form shall be in effect at the time of any such request for legend removal. The Company shall not be obligated to remove such legends if such removal would result in a violation of applicable federal or state securities laws.


                                   ARTICLE 5.

                  COVENANTS OF THE COMPANY AND THE SHAREHOLDERS

         5.1 Financial Information. The Company will furnish to the Purchaser until the date on which the Purchaser no longer holds at least five percent of the outstanding Common Stock (as determined on a fully-diluted basis):

         (a) as soon as practicable after the end of each of its fiscal years, and in any event within 90 days thereafter, consolidated balance sheets of the Company and the Subsidiaries as at the end of such fiscal year and consolidated statements of income and consolidated cash flow statements of the Company and the Subsidiaries for such year, prepared in accordance with GAAP and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, certified by independent certified public accountants selected by the Company;

         (b) as soon as practicable after the end of each of its fiscal quarters (except the last quarter of the fiscal year), and in any event within 45 days thereafter, unaudited consolidated financial statements (including balance sheets, statements of profit and loss and cash flow analyses) of the Company and the Subsidiaries for the current fiscal year to date and for the preceding quarter as of the end of such quarter, prepared in accordance with GAAP (subject to year-end audit adjustment), all in reasonable detail and signed by the Company's chief financial officer;

         (c) beginning with the month ending August 31, 1998, within 20 days after the end of each of its fiscal months (except the months that are the last month in each fiscal quarter), unaudited consolidated financial statements (including balance sheets, statements of profit and loss and cash flow analyses) of the Company and the Subsidiaries for such fiscal month, prepared in accordance with GAAP (subject to year-end audit adjustment) all in reasonable detail and signed by the Company's chief financial officer or chief executive officer; and

         (d) as soon as practicable after the adoption or approval by the Company's Board of Directors, but not later than the commencement of each fiscal year, an annual operating budget and plan for such fiscal year, prepared on a quarterly basis. Any material changes in such budget or plan shall be forwarded to the Purchaser as promptly as practicable after such changes are approved by the Board of Directors. Together with the quarterly financial statements to be delivered as described in Section 5.1(b) above, the Company shall furnish to the Purchaser a budget update presenting the Company's performance as compared to the operating budget and plan for each quarter of the fiscal year completed to date, and an operating budget and plan, prepared on a quarterly basis, for the four quarters following the quarter for which financial statements are delivered under Section 5.1(b).

         5.2 Employee Agreements. Within 30 days of the Closing, the Company and the Subsidiaries shall enter into written Confidentiality Agreements and Assignments of Inventions, in forms satisfactory to the Purchaser, with all of their respective employees.

         5.3 Inspection. The Company shall permit the Purchaser or its designees, at their expense, to visit and inspect the Company's properties, to examine its books of account and records and to discuss the Company's affairs, finances and accounts with its officers, at all reasonable times as may be requested by the Purchaser.

         5.4 Board Matters. At least once each calendar quarter, the Company's Board of Directors shall hold a meeting. The Company shall reimburse members of the Company's Board of Directors for all reasonable expenses incurred by each member to attend meetings of the Company's Board of Directors and any committee thereof. An executive committee of the Company's Board of Directors shall not be formed without the Purchaser's prior written consent.

         5.5 Spinoffs and Subsidiaries. The Company shall not form any subsidiary or spin off any subsidiary of the Company. In the event that a subsidiary of the Company is spun off, each of the holders of Equity Securities and options, warrants and other agreements to acquire Equity Securities shall have ownership and other rights with respect to such subsidiary that mirror their rights with respect to such Equity Securities, options, warrants and other agreements in the Company. In the event that the Company requests a waiver of this provision in order to form a subsidiary or spin off a subsidiary, the Company shall reimburse the Purchaser for reasonable expenses incurred in connection with evaluating the request for a waiver to permit such formation or spinoff of a subsidiary, including the legal fees and expenses of legal counsel retained on behalf of the Purchaser.

         5.6 Proprietary Rights Agreements. The Company will cause senior management personnel and key employees and consultants now or hereafter employed or hired by it or any subsidiary to enter into proprietary information and inventions agreements.

         5.7 Independent Accountants. The Company will retain independent public accountants of recognized national standing who shall certify the Company's financial statements at the end of each fiscal year. In the event the services of the independent public accountants so selected, or any firm of independent public accountants hereafter employed by the Company are terminated, the Company will promptly thereafter notify the Purchaser and will request the firm of independent public accountants whose services are terminated to deliver to the Purchaser a letter from such firm setting forth the reasons for the termination of their services. In the event of such termination, the Company will promptly thereafter engage another firm of independent public accountants of recognized national standing. In its notice to the Purchaser the Company shall state whether the change of accountants was recommended or approved by the Board of Directors of the Company or any committee thereof.

         5.8 Internet Advertising Liabilities. In the manner described in this
Section 5.8, the Shareholders will pay to the Company an amount, if any, equal to the Excess Internet Liability (as defined in this Section 5.8).

         (a) The "Excess Internet Liability" is an amount equal to the excess over $84,500 of the sum of (i) the aggregate amount payable by the Company or either of the Subsidiaries in resolution of disputes (the "Disputes") between InfoSpace, Inc. and the Company's wholly-owned subsidiary Chumbo.com, Inc. ("Chumbo.com") relating to Chumbo.com's obligations under the Merchant Integration Agreement dated April 15, 1998; plus (ii) legal fees, costs and expenses incurred by the Company and either of the Subsidiaries in connection with the resolution of the Disputes.

         (b) Beginning at the end of the first month in which there is an Excess Internet Liability, and continuing on a monthly basis until the Disputes are ultimately resolved, the Company shall provide written notice to the Shareholders of the amount of the Excess Internet Liability and the amount of such Excess Internet Liability already paid to the Company by the Shareholders as provided herein. Within five business days of receipt of any such written notice, the Shareholders shall pay in cash to the Company an aggregate amount equal to the Excess Internet Liability, as stated in such written notice, less the amount of such Excess Internet Liability already paid to the Company by the Shareholders, as stated in such written notice.

         (c) In order to secure the performance of the Shareholders' obligations to the Company under this Section 5.8, the Shareholders hereby grant to the Company a first security interest in the Shareholder Warrants and all shares of Common Stock beneficially owned by the Shareholders (the "Pledged Shares") and on the date hereof deliver possession of the Shareholder Warrants and the certificates representing the Pledged Shares to the Company's outside legal counsel. The security interest granted hereunder shall not terminate until the full and complete performance and satisfaction of the Shareholders' obligations under this Section 5.8.

                                   ARTICLE 6.

                                 REFUSAL RIGHTS

         6.1 Right of First Refusal as to Sales by the Company or the Subsidiaries.

         (a) The Right. Prior to any sale or issuance by the Company or either of the Subsidiaries of any Equity Securities of the Company or such Subsidiary (the "Offered Securities"), such selling or issuing entity (the "Seller") shall give each Right Holder the first right to purchase up to its pro rata share (or any part thereof) of all Offered Securities on the same terms as the Seller is willing to sell the Offered Securities to potential investors. A Right Holder's pro rata share of the Offered Securities shall be a fraction calculated by dividing (i) the number of Company Shares held by such Right Holder as of the date of delivery of the Seller's written notification referred to in Section 6.1(b) below (the "Right Notice Date"), by (ii) the total number of Company Shares as of the Right Notice Date. If the Right Holders as a group do not purchase all of the Offered Securities, each Right Holder who elects to purchase its or his full pro rata share shall be entitled to purchase additional Offered Securities up to an amount in proportion (as nearly as practicable) to each Right Holder's pro rata share of the Company Shares of all Right Holders desiring to acquire additional Offered Securities.

         (b) Notice. Prior to any sale or issuance by the Seller of any Offered Securities, the Seller shall notify the Company and each Right Holder, in writing, of the Seller's intention to issue and/or sell such securities, setting forth the name of the proposed investor and the general terms under which the Seller proposes to make such sale. Each Right Holder shall have 45 days after delivery of such notice to notify the Seller in writing that such Right Holder elects to purchase all or a portion of the Offered Securities. Each such Right Holder shall be entitled to apportion its pro rata share of the Offered Securities among its affiliates, provided that such Right Holder notifies the Seller of such allocation, and provided that such allocation does not result in or create the potential of the Seller being unable to claim an exemption from the registration provisions of the Securities Act or applicable blue sky or state securities laws.

         (c) Failure to Notify. If, within 45 days after the Seller gives its aforesaid notice to a Right Holder, such Right Holder does not notify the Seller that it desires to purchase such Right Holder's share of the Offered Securities upon the terms and conditions set forth in such notice, then the Seller may, subject to the right of other Right Holders to purchase additional Offered Securities pursuant to Section 6.1(a) above, during a period of 90 days following the end of such 45-day period, sell and/or issue such Right Holder's share of the Offered Securities at a price and upon terms and conditions no more favorable in any material respect to such investors as those set forth in the notice to the Right Holders. In the event that the Seller has not sold the Offered Securities to such investors within such 90-day period, the Seller shall not thereafter issue or sell such Offered Securities without first offering such securities to the Right Holders in the manner provided above.

         (d) Payment. If a Right Holder gives the Seller notice that it desires to purchase any Offered Securities, then payment for such Offered Securities shall be by certified check or wire transfer, against delivery of the securities at the executive offices of the Seller at the time of the scheduled closing therefor or in the same manner as the potential investors. The Seller shall take all such action (except registration under the Securities Act) as may reasonably be required by any regulatory authority in connection with the exercise by such Right Holder of the right to purchase Offered Securities as set forth in this
Section 6.1.

         (e) Limitation. The right of first refusal contained in this Section
6.1 shall not apply to the issuance by the Seller on or after the date hereof of Equity Securities as follows:

               (i) Up to 1,787,500 shares of common stock of the Seller issued or issuable to employees, officers, directors and consultants pursuant to stock options or stock purchase plans or agreements approved by the Seller's Board of Directors, or upon the issuance of options to purchase such shares;

               (ii) Common stock issued or issuable upon stock splits, stock dividends, recombinations, recapitalizations and the like approved by the Seller's Board of Directors;

               (iii) Common stock issued pursuant to the acquisition of another corporation by the Seller by merger, purchase of substantially all of the assets of that corporation, or other reorganization approved by the Seller's Board of Directors; or

               (iv) Common stock issued or issuable to the holder of the Purchaser Warrant upon exercise of the Purchaser Warrant.

         6.2 Failure to Participate. The exercise or nonexercise of the rights of the Right Holders under Section 6.1 above to participate in one or more sales of Equity Securities made by the Company or the Subsidiaries shall not adversely effect their rights to participate in subsequent Equity Security sales by the Company or the Subsidiaries.


                                   ARTICLE 7.

                                   TERMINATION

         The obligations and rights of the Company, the Shareholders and the Purchaser under this Agreement shall terminate and be of no further force and effect immediately prior to the closing of the Company's first firmly underwritten public offering of Common Stock registered under the Securities Act at a price per share of not less than $5.00 (as adjusted for stock splits, stock dividends, recombinations, recapitalizations and the like) and in which the Company receives net proceeds of not less than $15,000,000; provided that: (i) the Common Stock is registered under the Exchange Act; (ii) there are at least two "market makers," as that term is defined in the Exchange Act, with respect to the Common Stock; and (iii) the Common Stock is listed for trading on a national securities exchange or the Nasdaq National Market System; provided further that obligations and rights of the Company, the Shareholders and the Purchaser under this Agreement that have accrued prior to such termination shall be unaffected by such termination and shall remain in full force and effect.


                                   ARTICLE 8.

                             LIMITATION OF LIABILITY

         8.1 Liability. In the event of a breach by any of the Shareholders or the Company of any of their representations or warranties under Article 3 of this Agreement, the Shareholders and the Company shall be jointly and severally liable to the Purchaser for any damages suffered by the Purchaser, subject to the limitations set forth in Section 8.2 below.

         8.2      Limitations.

         (a) The Purchaser shall not assert any claim under Section 8.1 above unless and until such claims exceed an aggregate of $50,000.

         (b) The rights of the Purchaser with respect to claims arising under
Section 8.1 above shall be limited to recovery of damages in an amount not to exceed $5,000,000 in the aggregate, plus costs, expenses and reasonable attorneys' fees.

         (c) The rights of the Purchaser with respect to claims against either Pupel or Hemenway arising under Section 8.1 above shall be limited to recovery of damages in an amount not to exceed $125,000 in the aggregate from each of Pupel and Hemenway.

         (d) The Purchaser shall not assert any claim under Section 8.1 above after October 2, 2000.

         8.3 Other Remedies. Subject to Section 8.2, this Article 8 shall not restrict the right of the Purchaser to seek any other remedy to which the Purchaser is entitled at law or in equity.


                                   ARTICLE 9.

                                  MISCELLANEOUS

         9.1 Waivers and Amendments. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, except by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

         9.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Minnesota as such laws are applied to agreements between Minnesota residents entered into and to be performed entirely within Minnesota.

         9.3 Survival. The representations, warranties, covenants and agreements made herein shall survive the execution of this Agreement and the closing of the transactions contemplated hereby.

         9.4 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

         9.5 Entire Agreement. This Agreement, the exhibits to this Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

         9.6 Notices, etc. All notices, requests, claims, demands and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be deemed given if delivered personally, by facsimile, by certified mail (postage prepaid, return receipt requested) or sent by overnight courier (in each case, providing proof of delivery) to the parties at the addresses and/or facsimile numbers set forth at the beginning of this Agreement (or such other address or facsimile number for a party as shall be specified in like notice).

         9.7 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the law and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, in the event that any provision of this Agreement would be held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

         9.8 Expenses. With respect to this Agreement and the transactions contemplated by the Financing Documents, the Company shall bear: (i) its own legal fees and expenses; and (ii) up to $10,000 of the legal fees and expenses of counsel to the Purchaser.

         9.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

         9.10 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to the Purchaser upon any breach or default of the Company under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the Purchaser's part of any breach or default under this Agreement or any waiver on the Purchaser's part of any provisions or conditions of this Agreement must be in writing and will be effective only to the extent specifically set forth in such writing and all remedies, either under this Agreement, or by law or otherwise afforded to a Purchaser, will be cumulative and not alternative.

                            [signature page follows]

         IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement as of the date first above written.


CHUMBO HOLDINGS CORPORATION


By:      /s/ Timothy H. Burton
Name:    Timothy H. Burton
Title:   Chief Executive Officer


ZOMAX OPTICAL MEDIA, INC.


By:      /s/ James T. Anderson
Name:    James T. Anderson
Title:   President

/s/ Timothy H. Burton
Timothy H. Burton

/s/ Jeffrey Hemenway
Jeffrey Hemenway

/s/ Joseph D. Pupel
Joseph D. Pupel

/s/ David L. Prais
David L. Prais

                                  EXHIBIT LIST


Exhibit           Title

A                          Form of Indemnity Agreement
B                          Form of Purchaser Warrant
C                          Form of Registration Rights Agreement
D                          Form of Shareholder Agreement
E                          Form of Shareholder Warrant
F                          Form of Software License Agreement
3                          Schedule of Exceptions
3.15                       Contracts
4.5                        Litigation